EXHIBIT (99)(K)(2)

EXECUTION COPY

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 30th day of December, 2005, by and between Alternative Investment Partners Absolute Return Fund (the “Fund”), a Delaware statutory trust with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., and State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at One Lincoln Street, Boston, Massachusetts, U.S.A. (“State Street”).

WITNESSETH:

WHEREAS, the Fund will be registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company on January 3, 2006, or as soon as possible thereafter (the “Effective Date”); and

WHEREAS, the Fund desires to retain State Street to perform certain administrative and accounting services for the Fund and State Street is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. APPOINTMENT AS ADMINISTRATOR

The Fund hereby appoints State Street to act as administrator and accounting agent for the Fund and State Street hereby accepts such appointment, in each case upon the terms and conditions set forth below.

Section 2. DELIVERY OF DOCUMENTS

The Fund shall promptly deliver to State Street certified copies of all documents relating to the Fund, including, but not limited to, each of the following documents and all future amendments and supplements thereto, if any:

(a)	The Fund’s declaration of trust and by-laws (collectively, the “Governing Documents”);

(b)	The Fund’s registration statement, including the Fund’s Prospectus and Statement of Additional Information, under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act (the “Registration Statement”), in such form as of the date of this Agreement and the as-filed form in effect as of the Effective Date;

(c)	Certified copies of the resolutions of the Board of Trustees of the Fund (the “Board”) authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to give instructions to State Street pursuant to this Agreement;

(d)	A copy of the investment advisory agreement between the Fund and its investment adviser; and

(e)	such other certificates, documents, opinions and information as State Street may, in its reasonable discretion, deem necessary or appropriate in connection with the performance of its duties hereunder.

Section 3. REPRESENTATIONS AND WARRANTIES OF STATE STREET

State Street represents and warrants to the Fund that:

(a)	it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b)	all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(c)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to State Street that:

(a)	it is a statutory trust duly organized and existing in good standing under the laws of the State of Delaware;

(b)	it has the power and authority under applicable laws and its Governing Documents to enter into and perform this Agreement;

(c)	all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it;

(e)	it will be an investment company properly registered under the 1940 Act as of the Effective Date; and

(f)	a registration statement under the 1933 Act and the 1940 Act will be filed and effective as of the Effective Date and remain effective during the term of this Agreement and the Fund will notify State Street as soon as possible of the effectiveness of the Registration Statement. The Fund also warrants to State Street that prior to the Effective Date: (i) it is relying on one or more exemptions from registration under the 1940 Act and the 1933 Act and will continue to do so until the Effective Date, and (ii) any necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been, or will be, made by the Fund.

Section 5. GENERAL ADMINISTRATIVE SERVICES

State Street shall provide the following general administrative services commencing on the Effective Date, except as otherwise agreed by the parties, in accordance with procedures as may be established by the Fund and State Street from time to time, and that are, in each case, subject to the control, supervision and direction of the Fund and to the review and comment by the Fund’s auditors and legal counsel:

(a)	prepare for review and approval financial information for the Fund’s semi-annual and annual reports and coordinate the printing and mailing of such reports and communications;

(b)	prepare and submit for approval the Fund’s expense budget and arrange for the payment of the Fund’s expenses;

(c)	provide such periodic testing of the Fund as may be mutually agreed upon in writing by the Fund and State Street from time to time to assist the Fund’s investment adviser in complying with the investment limitations contained in the Fund’s registration documents and such other investment restrictions to which the Fund may be subject, including the requirements of each of the Internal Revenue Code, as applicable, and the 1940 Act;

(d)	prepare for review and approval by the Fund such reports and filings as may be required by any governmental or regulatory authority with jurisdiction over the Fund, in each case as may be mutually agreed upon in writing by the Fund and State Street, and arrange for the filing of same with the appropriate authority;

(e)	Perform Blue Sky services pursuant to the specific instructions of the Fund’s officers as detailed in Schedule A hereto; and

(f)	Coordinate the printing and mailing of quarterly tender offer documents to shareholders and process the repurchase of shares pursuant to such tender offers in accordance with the tender offer procedures as outlined in the Fund’s Registration Statement.

State Street shall provide such additional administrative services to the Fund as may be agreed upon in writing by the Fund and State Street from time to time.

Section 6. ACCOUNTING SERVICES

State Street shall maintain the books and records of account of the Fund and shall perform the following duties commencing on the Effective Date, except as otherwise agreed by the parties, in the manner prescribed by the Fund’s Registration Statement and further in accordance with such written procedures as may be adopted by the Fund from time to time (collectively, the “Pricing Procedures”):

(a)	record general ledger entries;

(b)	calculate monthly net income;

(c)	reconcile activity to the trial balance; and

(d)	calculate and publish the monthly net asset value.

The Fund shall provide to State Street timely notice prior to any modification in the manner in which such calculations are to be performed. For purposes of calculating the net asset value of the Fund, State Street shall value the Fund’s portfolio of investments utilizing prices obtained from sources designated by the Fund on a price source authorization substantially in the form attached hereto as Schedule B (the “Price Source Authorization”), as the same may be amended by the Fund and State Street from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 9 below) (collectively, the “Authorized Price Sources”). State Street shall not be responsible for any revisions to the methods of calculation prescribed by the Pricing Procedures unless and until such revisions are communicated in writing to State Street.

Section 7. RECORDS

State Street shall create and maintain all records relating to the services provided under this Agreement in a manner which shall meet the obligations of the Fund under its Governing Documents and applicable law. All such records shall be the property of the Fund and shall at all times during State Street’s regular business hours be open for inspection by any person duly authorized by the Fund and employees and agents of the regulatory agencies having jurisdiction over the Fund. State Street shall preserve the records required to be maintained hereunder for the period required by law, unless such records are earlier surrendered in connection with the termination of the Agreement or otherwise upon written request.

Section 8. APPOINTMENT OF AGENTS

State Street may, at its own expense, employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce State Street’s obligations or liabilities hereunder. The Fund acknowledges that certain affiliates and agents of State Street shall perform certain duties of State Street under this Agreement in Toronto, Canada.

Section 9. INSTRUCTIONS AND ADVICE

The term “Proper Instructions” shall mean instructions received by State Street from the Fund or the Fund’s investment adviser or any person duly authorized by them. Such instructions may be in writing signed by the authorized person or may be by such other means as may be agreed upon from time to time by State Street and the Fund (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund and the Fund’s investment adviser shall each cause its duly authorized representatives to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund or the Fund’s investment adviser to the contrary. State Street may rely upon any Proper Instruction reasonably believed by State Street to be genuine and to have been properly issued by or on behalf of the Fund or the Fund’s investment adviser. The Fund or the Fund’s investment adviser shall give timely Proper Instructions to State Street in regard to matters affecting State Street’s duties under this Agreement.

At any time, State Street may apply to the Fund and/or the Fund’s investment adviser for instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. Any fees and expenses related to such consultation shall be billed to and paid by the Fund if State Street has received prior approval for such consultation from the Fund or the Fund’s investment adviser. In the absence of any gross negligence, willful default or fraud on the part of State Street, its agents or employees, State Street shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Section 10. PROVISION OF INFORMATION

The Fund shall provide, or cause a third party to provide, certain data to State Street as a condition to State Street’s obligations under Section 7 of this Agreement. The data required to be provided pursuant to this Section 10 is set forth on Schedule C hereto, which schedule may be separately amended or supplemented by the Fund and State Street from time to time.

State Street is authorized and instructed to rely upon the information it receives from the Fund or any third party authorized by the Fund (a “Third Party Agent”) to provide such information to State Street. State Street shall have no responsibility to review, confirm, or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by the Fund or any Third Party Agent.

Section 11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

The Fund assumes full responsibility for complying with all securities, tax, commodities, and other laws, rules, and regulations applicable to it. At such times as State Street may reasonably request, the Fund shall provide, or cause to be provided, to State Street a certificate from the Fund, the Fund’s investment adviser, and/or the independent accountants of the Fund, and each other service provider or agent acting on behalf of the Fund, as to such party’s compliance with such laws, rules, and/or regulations to which the Fund is subject. In each case, such certificate shall be in form and substance reasonably satisfactory to State Street.

Section 12. STANDARD OF CARE; LIMITATION ON LIABILITY

State Street shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that State Street shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund unless caused by its own fraud, willful default, gross negligence or willful misconduct or that of its agents or employees. State Street shall be responsible for the performance of only such duties as are set forth in this Agreement (but including any additional duties as may be agreed upon in writing from time to time among the parties pursuant to Section 5 hereof) and, except as otherwise provided under Section 8, shall have no responsibility for the actions or activities of any other party, including other service providers to the Fund. State Street shall have no liability in respect of any loss, damage, or expense suffered by the Fund insofar as such loss, damage, or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were created and/or maintained for the Fund by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Fund.

In any event, for the services provided pursuant to Section 5 of this Agreement, State Street’s cumulative liability for any calendar year, regardless of the form of action or legal theory, shall be limited to such amounts as may be agreed upon from time to time between the parties hereto.

Without in any way limiting the generality of the foregoing, State Street shall in no event be liable for any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communications disruption, or other impossibility of performance.

In no event shall either party to this Agreement be liable for indirect, special or consequential damages.

Section 13. INDEMNIFICATION

The Fund hereby agrees to indemnify and hold harmless State Street to the fullest extent permitted by law from and against any loss, liability, claim or expense (including reasonable attorney’s fees and disbursements) suffered or incurred by State Street in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund, the Fund’s investment adviser or any third party agent of the Fund, including records, reports or other information State Street must rely upon in performing State Street’s duties under this Agreement; as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Fund’s investment adviser or any other designated person; or, as a result of any reliance by State Street upon records that were created and/or maintained for the Fund by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Fund; provided, however, that such indemnity shall not apply to any liability or expense occasioned by or resulting from the fraud, willful default, gross negligence, or willful misconduct of State Street in the performance of its duties hereunder.

The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event that the Fund elects to assume the defense of any such suit and retain counsel, State Street, or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel, or (ii) State Street shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

Section 14. SUCCESSOR AGENT

If a successor to State Street shall be appointed by the Fund, then the Fund shall deliver to State Street a written order designating the successor agent and State Street shall, upon termination of this Agreement pursuant to Section 15, deliver to such successor agent at the office of the successor agent all books and records of the Fund required by applicable law to be maintained by State Street hereunder. In the event that this Agreement is terminated by either party without the appointment of a successor agent, State Street shall, upon receipt of Proper Instructions, deliver such books and records in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the effective date of such termination, then State Street shall have the right to deliver to the office of the Fund all books and records of the Fund maintained by State Street hereunder.

Section 15. TERM OF AGREEMENT

This Agreement shall be effective from the date first stated above and shall remain in full force and effect until terminated as hereinafter provided.

Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. Notwithstanding anything contained herein to the contrary, following notice of resignation by the Fund’s investment adviser, this Agreement may be terminated immediately by State Street without prior written notice.

Section 16. FEES AND EXPENSES

The Fund agrees to pay to State Street such compensation for its services and expenses hereunder as may be agreed upon from time to time in a written fee schedule (the “Fee Schedule”) approved by the Fund and State Street. The fees under this Agreement shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse State Street for its reasonable and documented out-of-pocket expenses incurred in connection with the services State Street provides to the Fund under this Agreement.

The Fund and/or its investment adviser shall bear all expenses that are incurred in the Fund’s operation as specifically set forth in the Fund’s registration statement.

Section 17. CONFIDENTIALITY

State Street agrees on behalf of itself and its employees to keep confidential all records and other information related to the Fund and its shareholders, except in cases whereby State Street has been requested by the Fund to make such disclosure, State Street has received the prior written consent of the Fund, which consent shall not be unreasonably withheld, or in the following cases with respect to which State Street shall notify the Fund (unless State Street is prohibited from doing so in such circumstance), as promptly as possible, so that the Fund may have a reasonable opportunity to obtain, in an expeditious manner, a protective order or other similar form of protection against disclosure of such confidential information: (a) State Street is requested by a regulatory authority or required by law to disclose confidential information, or (ii) State Street has determined that such disclosure is necessary for the protection of its interests. In the event that any relief sought by the Fund is not obtained in a timely manner, State Street will furnish only that portion of the confidential information that it is advised by its counsel necessary to respond to the request. State Street agrees to use the confidential information it receives from the Fund only for the purposes of performing services under this Agreement. Notwithstanding the foregoing, the Fund acknowledges that State Street may provide access to and use of confidential information, without the consent of the Fund or prior notice to the Fund, to State Street’s respective employees, contractors and agents engaged in activities contemplated by this Agreement or its professional advisors or auditors and who have been apprised of the confidential nature of such information.

Section	18. NOTICES

All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to State Street:	State Street Bank and Trust Company
Attn: Jack Clark
Fund Administration
One Federal Street, 8th Floor
Boston, MA 02110
Telephone: 617.662.1491
Fax: 617.662.0811

If to the Fund:	Alternative Investment Partners Absolute Return Fund
Attn: Noel Langlois
One Tower Bridge
100 Front Street, Suite 1100
West Conshohocken, PA 19428-2881
Telephone: 610.940.5976
Fax: 877.260.1197

Section 19. SERVICES NOT EXCLUSIVE

The services of State Street to the Fund are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

Section 20. ASSIGNMENT; SUCCESSORS

This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign it rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

Section 21. ENTIRE AGREEMENT

This Agreement (including all schedules and attachments to the Agreement) constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous representations, warranties, and/or commitments, whether oral or in writing, regarding the services to be performed hereunder.

Section 22. AMENDMENTS

No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party to this Agreement. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance with this Section 22.

Section 23. HEADINGS NOT CONTROLLING

Section headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

Section	24. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 25. SURVIVAL

All provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

Section 26. SEVERABILITY

In the event that any provision of this Agreement is held illegal, void, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

Section 27. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 28. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 29. DATA ACCESS SERVICES ADDENDUM

The Data Access Services Addendum to this Agreement shall be incorporated into this Agreement. The Fund acknowledges that the data and information it will be accessing from State Street is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other cause for which State Street will not be liable to the Fund.

If the transactions available to the Fund include the ability to originate electronic instructions to State Street in order to (i) effect the transfer or movement of cash or transfer of shares, or (ii) transmit shareholder information or other information, then in such event State Street shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by State Street from time to time.

IN WITNESS WHEREOF, the parties hereto have duly executed as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name: Gary L. French
Title: Senior Vice President

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:	/s/ Jacqueline Dentner
Name: Jacqueline Dentner
Title: Vice President

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Alternative Investment Partners Absolute Return Fund (the “Fund”)

Dated: December 30, 2005

Schedule A –

Notice Filing with State Securities Administrators

At the specific direction of the Fund, State Street will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to State Street by the Fund.

The Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction. In the event that State Street becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, State Street shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct State Street with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.	Filing of Fund’s renewals and amendments as required;

3.	Filing of amendments to the Fund’s registration statement where required;

4.	Filing Fund sales reports where required;

5.	Payment at the expense of the Fund of all Fund Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as State Street and the Fund may agree upon in writing.

Unless otherwise specified in writing by State Street, Blue Sky services by State Street shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Fund or its legal counsel. In connection with the services described herein, the Fund shall issue in favor of State Street a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of December 30, 2005, that Alternative Investment Partners Absolute Return Fund (the “Fund”) with principal offices at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The Power to submit notice filings for the Fund in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of State Street in connection with the notice filings of the Fund’s shares.

2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Fund in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at State Street shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by State Street of such termination of authority. Nothing herein shall be construed to constitute the appointment of State Street as or otherwise authorize State Street to act as an officer, trustee or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

Alternative Investment Partners Absolute Return Fund

By:
Name:
Title:

Subscribed and sworn to before me

this      day of                      20

Notary Public

State of

In and for the County of

My Commission expires

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Alternative Investment Partners Absolute Return Fund (the “Fund”)

Dated: December 30, 2005

Schedule B – Authorized Pricing Sources

Pursuant to the terms of the Administrative Services Agreement, the Fund has directed the Administrator to, inter alia, calculate the net asset value of the Fund and to perform certain other accounting services in accordance with the Fund’s Registration Statement and Governing Documents. The Fund hereby authorizes and instructs the Administrator to utilize the pricing sources specified on the attached forms as sources for securities prices in calculating the net asset value of the Fund and acknowledges and agrees that the Administrator shall have no liability for any incorrect data provided by pricing sources selected by the Fund or otherwise authorized by Proper Instructions (as such term is defined in the Administrative Services Agreement), except as may arise from the Administrator’s lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished and calculating the net asset value of the Fund in accordance with the data furnished and the Administrator’s performance of the agreed-upon tolerance checks.

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:
Name:
Title:

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Alternative Investment Partners Absolute Return Fund (the “Fund”)

Dated: December 30, 2005

Schedule C – Required Information

REQUIRED INFORMATION	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Dividend/Distribution Schedule	Administrator/Investment Adviser
Dividend/Distribution Declaration	Administrator/Investment Adviser
Dividend Reconciliation/Confirmation	Administrator
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Administrator/Investment Adviser
Amortization Policy	Administrator/Investment Adviser
Accounting Policy/Complex Investments	Administrator/Investment Adviser
Audit Management Letter	Administrator/Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Administrator/Investment Adviser

EXECUTION COPY

DATA ACCESS SERVICES ADDENDUM TO CUSTODIAN AGREEMENT AND

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 30th day of December, 2005 between Alternative Investment Partners Absolute Return Fund (the “Customer”) and State Street Bank and Trust Company (“State Street”).

PREAMBLE

WHEREAS, the Customer is a statutory trust organized under the laws of Delaware; and

WHEREAS, pursuant to the terms of the Custodian Agreement dated as of the date hereof (the “Custodian Agreement”), State Street has been appointed the custodian of the Customer’s assets; and

WHEREAS, pursuant to the terms of the Administrative Services Agreement dated as of the date hereof (the “Administrative Services Agreement”), State Street has been appointed the Customer’s administrator; and

WHEREAS, State Street has developed and utilizes, and permits its affiliates to utilize, proprietary accounting and other systems, including State Street’s proprietary Multicurrency HORIZON Accounting System, in connection with the provision of custody and accounting services by it or by its affiliates, and maintains (or its affiliates maintain) certain Customer related data (“Customer Data”) in databases under its control and ownership (the “Data Access Services”); and

WHEREAS, State Street makes available to the Customer certain Data Access Services solely for the benefit of the Customer, and intends to provide additional services, consistent with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

1. SYSTEM AND DATA ACCESS SERVICES

a. System. Subject to the terms and conditions of this Addendum, State Street hereby agrees to provide the Customer and its designated investment advisors, consultants and third parties authorized by State Street (“Authorized Designees”) with access to State Street’s Multicurrency HORIZON Accounting System and In~SightSM as described in Attachment A and the other information systems (collectively, the “System”), on a remote basis for the purpose of obtaining reports, solely on computer hardware, system software and telecommunication links of the Customer or the Authorized Designees and solely with respect to the Customer Data (the “Designated Configuration”).

1

b. Data Access Services. State Street agrees to make available to the Customer and its Authorized Designees the Data Access Services subject to the terms and conditions of this Addendum.

2. NO USE OF THIRD PARTY SYSTEMS-LEVEL SOFTWARE

State Street and the Customer acknowledge that in connection with the Data Access Services provided under this Addendum, the Customer and its Authorized Designees will have access, through the Data Access Services, to Customer Data and to functions of State Street’s proprietary systems; provided, however that in no event will the Customer or its Authorized Designees have direct access to any third party systems-level software that retrieves data for, stores data from, or otherwise supports the System.

3. LIMITATION ON SCOPE OF USE

a. Designated Equipment; Designated Location. The System and the Data Access Services shall be used and accessed solely on and through the Designated Configuration at the offices of the Customer and/or its Authorized Designees (as specified in Annex A) hereinafter referred to as the Designated Location.

b. Designated Configuration; Trained Personnel. State Street and the Customer agree that each will engage or retain the services of trained personnel and, with respect to the Customer, will cause its Authorized Designees to retain the services of trained personnel, to enable the parties to perform their respective obligations under this Addendum. State Street agrees to use commercially reasonable efforts to maintain the System so that it remains serviceable for Customer’s use as contemplated herein, provided, however, that State Street does not guarantee or assure uninterrupted remote access use of the System.

c. Scope of Use. The Customer and its Authorized Designees will use the System and the Data Access Services only for accessing books of account for the Customer and retrieving data for purposes of reporting and analysis. The Customer, its employees and agents shall not, and the Customer shall cause its Authorized Designees not to, (i) permit any third party to use the System or the Data Access Services, (ii) sell, rent, license or otherwise use the System or the Data Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Data Access Services for any fund, trust or other investment vehicle other than the Customer, (iv) allow access to the System or the Data Access Services through terminals or any other computer or telecommunications facilities located outside the Designated Locations, (v) allow or cause any information (other than portfolio holdings, valuations of portfolio holdings, and other information reasonably necessary for the management or distribution of the assets of the Customer) transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Data Access Services to be redistributed or retransmitted to another computer, terminal or other device other than use for or on behalf of the Customer or (vi) modify the System in any way.

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d. Other Locations. In the event of an emergency or System shutdown, the Customer may use any back-up site included in the Designated Locations or any other back-up site, upon State Street’s prior written approval, which approval will not be unreasonably withheld. Such back-up access by the Customer to the System or the Data Access Services shall be accessed through computer and telecommunications facilities or devices complying with the Designated Configuration.

e. Title. Title and all ownership and proprietary rights to the System, including any enhancements or modifications thereto, whether or not made by State Street, are and shall remain with State Street.

f. No Modification. Without the prior written consent of State Street, the Customer and its Authorized Designees shall not modify, enhance or otherwise create derivative works based upon the System, nor shall the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

g. Security Procedures. The Customer and its Authorized Designees shall comply with data access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be reasonably issued from time to time by State Street for use of the System on a remote basis and to access the Data Access Services. The Customer and its Authorized Designees shall have access only to the Customer Data and authorized transactions as permitted by Section 3(c) herein. Upon notice from State Street, the Customer and its Authorized Designees shall discontinue remote use of the System and access to Data Access Services for any security reasons cited by State Street; provided that in such event State Street shall, after such discontinuance, assume responsibility to provide accounting and custody services as required under the terms of the Administrative Services Agreement and the Custodian Agreement, respectively. State Street shall use commercially reasonable efforts to restore Customer’s access to and use of the System as quickly as possible.

h. Inspections. On an annual basis, or more frequently if upon Customer’s prior written consent, which consent shall not be unreasonably withheld, State Street shall have the right to inspect the use of the System and the Data Access Services by the Customer and its Authorized Designees to ensure compliance with this Addendum. The on-site inspections shall be upon prior written notice to the Customer and the Authorized Designees and at reasonably convenient times and frequencies so as not to result in an unreasonable disruption of the Customer’s or the Authorized Designee’s business. Such inspections shall be conducted only by State Street employees bound by an obligation to maintain the confidentiality of the Customer Data and other Customer information in the manner set forth in Section 4 of this Addendum.

4. PROPRIETARY INFORMATION

a. State Street Confidential Information. The Customer acknowledges, based upon State Street’s representations that the System and the databases, computer programs, screen formats, report formats, interactive design techniques, documentation and other information made available to the Customer and its Authorized Designees by State Street as part of the Data Access Services and through the use of the System constitute copyrighted, trade secret, or other

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proprietary information of substantial value to State Street. Any and all such information provided by State Street to the Customer and its Authorized Designees shall be deemed proprietary and confidential information of State Street (hereinafter “State Street Confidential Information”). The Customer agrees that it will hold, and shall cause its Authorized Designees to hold, such State Street Confidential Information in strictest confidence and secure and protect it in a manner which shall be measured by the manner consistent with its own procedures for the protection of its own confidential information of a similar nature and to take appropriate action by instruction or agreement with its employees who are permitted access to the State Street Confidential Information to satisfy its obligations hereunder. The Customer shall, and shall cause its Authorized Designees to, use all commercially reasonable efforts to assist State Street in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

b. Customer Confidential Information. As used herein, “Customer Confidential Information” shall include the Customer Data and all information of the Customer to which State Street has had access in connection with the performance of this Addendum, the Administrative Services Agreement and the Custodian Agreement whether in oral, written, graphic or machine-readable form, including without limitation, specifications, user operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Customer’s business. Customer Confidential Information shall also include confidential information received by the Customer from a third party. State Street agrees that it will hold such Customer Confidential Information in strictest confidence and secure and protect it in a manner consistent with its own procedures for the protection of its own confidential information and to take appropriate action by instruction or agreement with its employees who are permitted access to the Customer Confidential Information to satisfy its obligations hereunder. State Street shall use all commercially reasonable efforts to assist the Customer in identifying and preventing any unauthorized use, copying or disclosure of the Proprietary Information or any portions thereof or any of the logic, formats or designs contained therein.

c. Proprietary Information. The Customer Confidential Information and State Street Confidential Information shall hereinafter be referred to as “Proprietary Information”. Notwithstanding anything to the contrary contained in this Addendum, Proprietary Information shall not include information which: (i) is in the public domain at the time of disclosure; (ii) was in the possession of or demonstrably known by the recipient prior to its receipt from the disclosing party; (iii) is independently developed by recipient without use of the Proprietary Information; or (iv) becomes known to recipient from a source other than disclosing party without breach of this Addendum.

If the receiving party is requested or required to disclose Proprietary Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the receiving party shall provide the disclosing party with notice of such request(s) so that the disclosing party may seek an appropriate protective order. In the event that the disclosing party is, in the opinion of its counsel, compelled to disclose the Confidential Information under pain of

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liability for contempt of court or other censure or penalty, the receiving party may disclose such information in accordance with and for the limited purpose of compliance with the Court Order, without liability hereunder.

d. Cooperation. Without limitation of the foregoing, each of the parties hereto shall advise the other immediately upon learning or having reason to believe that any person with access to the Proprietary Information (including, without limitation, any Authorized Designees), or any portion thereof, has violated or intends to violate the terms of this Addendum, and each of the parties hereto will, at its expense, reasonably cooperate with the other in seeking injunctive or other equitable relief in the name of the Customer or State Street against any such person.

e. Injunctive Relief. Each of the parties hereto acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, may immediately give rise to continuing irreparable injury to the other inadequately compensable in damages at law. In addition, each of the parties hereto shall be entitled to seek immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

f. Survival. The provisions of this Section 4 shall survive the termination of this Addendum.

5. LIMITATION ON LIABILITY

a. Limitation on Amount and Time for Bringing Action. The Customer agrees that any liability of State Street to the Customer or its Authorized Designees arising out of State Street’s provision of Data Access Services or the System under this Addendum shall be limited to the maximum amount of three million dollars in total for any losses, damages and costs for the term of this Addendum for the particular system product services as described in Attachment A that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. State Street agrees that any liability of the Customer to State Street or any third party arising out of the Customer’s access to and use of Data Access Services or the System under this Addendum shall be limited to the maximum amount of three million dollars in total for any losses, damages and costs for the term of this Addendum for the particular system product services as described in Attachment A that give rise to such losses, damages and costs, regardless of frequency of incidents which may result in such losses, damages and costs. No action, regardless of form, arising out of this agreement may be brought by either party more than two years after such party has knowledge that the cause of action has arisen, provided however, that the limitations set forth in this Section 5(a) shall not apply to any amounts for which either party is or becomes liable under Section 4 or Section 8 of this Addendum, or due to personal injury or property damage arising out of either party’s performance of its obligations hereunder.

b. EURO. As of the date hereof, State Street has taken, and continues to take, reasonable and comprehensive steps consistent with industry norms to create systems and procedures which enables the processing of cash transactions in Euro or any of the underlying national currency denominations.

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c. NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE BY STATE STREET.

d. Third-Party Data. Organizations from which State Street may obtain certain data included in the System or the Data Access Services are solely responsible for the contents of such data, and State Street shall have no liability for claims arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

e. Regulatory Requirements. As between State Street and the Customer, the Customer shall be solely responsible for the accuracy of any accounting statements or reports produced by the Customer or its Authorized Designees using the Data Access Services and the System and the conformity thereof with any requirements of law.

f. Force Majeure. Neither party shall be liable under this Addendum for any costs or damages due to delay or nonperformance under this Addendum arising out of any cause or event beyond such party’s control, including without limitation, cessation of services hereunder or any damages resulting therefrom to the other party, or the Customer as a result of work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, or communication disruption.

6. SYSTEM INTEGRITY

State Street represents, warrants and covenants that: (a) immediately prior to delivery of any component of the Data Access Services (a “Deliverable”), it shall use the then current version of one of the leading commercially available virus detection software programs, to test the Deliverable to ensure that the Deliverable does not contain any computer code designed to disrupt, disable, harm, or otherwise impede, including esthetical disruptions or distortions, the operation of the Data Access Services, or any of Customer’s other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (b) the Deliverables shall not contain any computer code that would disable the Data Access Services or impair in any way its operation based on the elapsing of a period of time, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices), and (c) the Deliverables shall not contain any computer code that would permit the unauthorized access to the Data Access Services or Customer’s computer systems (sometimes referred to as “traps”, “access codes” or “Trap door” devices) or any other harmful, malicious or hidden procedures, routines or mechanisms that which would cause the Data Access Services to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations.

7. TITLE

State Street represents and warrants that it has title to its proprietary systems being accessed hereunder. As such title holder, State Street has the right to grant the Customer access to State Street’s proprietary systems pursuant to this Addendum.

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8. INTELLECTUAL PROPERTY INDEMNIFICATION

a. State Street agrees to defend and/or handle at its own expense, any claim or action against the Customer for actual or alleged infringement of any intellectual or industrial property right, including without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar property rights, based upon the System, any portion thereof and/or Customer’s use thereof. State Street further agrees to indemnify and hold Customer harmless from and against any and all liabilities, costs, losses, damages and expenses (including reasonable attorney’s fees) associated with such claim or action. Customer shall promptly notify State Street of any such claim or action. Customer shall reasonably cooperate with State Street in the defense of such claim or action at State Street’s expense.

b. State Street shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise. In the event that State Street receives a complaint naming the Customer as defendant or codefendant, State Street shall notify the Customer promptly. State Street shall be further obligated to notify the Customer five (5) days prior to the date the first appearance or answer is due under such complaint in the event that State Street has not appointed counsel. Upon such notice, the Customer may elect to appoint its own representation for purposes of entering the Customer’s appearance or answer, as applicable, in response to such complaint at State Street’s expense.

c. If the System becomes or in State Street’s reasonable opinion is likely to become the subject of any such claim or action, then, State Street shall either: (i) procure for Customer the right to continue using the System as contemplated hereunder; (ii) modify the System to render the same non-infringing (provided such modification does not adversely affect Customer’s use as reasonably determined by State Street) or (iii) replace same with equally suitable, functionally equivalent, compatible non-infringing system. If none of the foregoing is possible and is such System is found to infringe, State Street shall have the right to terminate this Addendum.

9. FEES

Fees and charges for the use of the System and the Data Access Services and related payment terms shall be as set forth in the Customer’s Fee Schedule in effect from time to time between the parties (the “Fee Schedule”). Any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street) shall be borne by the Customer. Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

10. TRAINING AND SUPPORT

a. Training. State Street agrees to provide training, at a designated State Street training facility or at the Designated Location, to the Customer’s and Authorized Designees’ personnel in connection with the use of the System on the Designated Configuration

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as reasonably requested by the Customer. The Customer agrees that it will, and will cause its Authorized Designees to, set aside, during regular business hours or at other times agreed upon by both parties, sufficient time to enable all operators of the System and the Data Access Services, designated by the Customer or its Authorized Designees, to receive the training offered by State Street pursuant to this Addendum.

b. Support. During the term of this Addendum, State Street agrees to provide the support services set out in Attachment B to this Addendum. However, the Customer shall be solely responsible for the timely acquisition and maintenance of the hardware and software that attach to the Designated Configuration in order to use the Data Access Services at the Designated Location.

11. TERM OF AGREEMENT

a. Term of Agreement. This Addendum shall become effective on the date of its execution by State Street and the Customer and shall remain in full force and effect until terminated as herein provided.

b. Termination of Agreement. Any party may terminate this Addendum (i) for any reason by giving the other parties at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination; or (ii) immediately where the other party, having failed to comply with any material term and condition of the Addendum, fails to cure such non-compliance within thirty (30) days after written notice thereof provided however that State Street shall have the right to immediately suspend services in the event of a known or suspected security breach. In the event the Customer shall cease doing business, shall become subject to proceedings under the bankruptcy laws (other than a petition for reorganization or similar proceeding) or shall be adjudicated bankrupt, this Addendum and the rights granted hereunder shall, at the option of State Street, immediately terminate with notice to the Customer. This Addendum shall in any event terminate as to the Customer within ninety (90) days after the first to occur of (1) the termination of the Custodian Agreement or (2) the termination of the Administrative Services Agreement.

c. Termination of the Right to Use. Upon termination of this Addendum for any reason, any right to use the System and access to the Data Access Services shall terminate and the Customer and its Authorized Designees shall immediately cease use of the System and the Data Access Services. Immediately upon termination of this Addendum for any reason, the Customer and its Authorized Designees shall return to State Street all copies of documentation and other Proprietary Information in its possession; provided, however, that in the event that either party terminates this Addendum, the Administrative Services Agreement or the Custodian Agreements for any reason other than the Customer’s breach, State Street shall provide the Data Access Services for a period of time and at a price to be agreed upon by the parties.

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12. MISCELLANEOUS

a. Assignment; Successors. This Addendum and the rights and obligations of the Customer and State Street hereunder shall not be assigned by a party without the prior written consent of the other parties, except that a party may assign this Addendum to a successor of all or a substantial portion of its business, or to a party controlling, controlled by, or under common control with State Street or the Customer, as applicable; provided, however, that Customer may not assign this Addendum and/or the rights and obligations hereunder to any competitor of State Street.

b. Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and/or protection of proprietary rights and trade secrets shall survive the termination of this Addendum.

c. Entire Agreement. This Addendum and the attachments hereto constitute the entire understanding of the parties hereto with respect to the Data Access Services and the use of the System and supersedes any and all prior or contemporaneous representations or agreements, whether oral or written, between the parties as such may relate to the Data Access Services or the System, and cannot be modified or altered except in a writing duly executed by the parties. This Addendum is not intended to supersede or modify the duties and liabilities of the parties hereto under the Custodian Agreement, the Administrative Services Agreement or any other agreement between the parties hereto except to the extent that any such agreement specifically refers to the Data Access Services or the System. No single waiver or any right hereunder shall be deemed to be a continuing waiver.

d. Severability. If any provision or provisions of this Addendum shall be held to be invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

e. Governing Law. This Addendum shall be interpreted and construed in accordance with the internal laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

f. Personnel. The personnel of each party, when on the premises of the other, shall comply with the security and other personnel regulations of the party on whose premises such person is on.

g. No Waiver. Any forbearance or delay on the part of either party in enforcing any provision of this Addendum or any of its rights hereunder shall not be construed as a waiver of such provision or of a right to enforce same for such occurrence or any future occurrence.

h. Independent Contractor. State Street acknowledges that it is acting as an independent contractor and that nothing in this Addendum shall be construed to create an employment relationship between State Street and the Customer. State Street is not authorized to enter into contracts or agreements on behalf of Customer or to otherwise create obligations of Customer to third parties except as contemplated in the Administrative Services Agreement and Custodian

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Agreement. Subject to Section 9, State Street shall be responsible for and shall maintain adequate records of expenses it shall incur in the course of performing any services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal or state or local tax authority with respect to its performance of any services hereunder. Neither federal, nor state nor local income tax of any kind shall be withheld or paid by Customer on behalf of State Street or the employees of State Street. State Street’s personnel shall not be treated as employees of Customer.

i. Duplication. Customer may duplicate all manuals and other documentation provided by State Street for use solely in accordance with the terms of the Addendum. In so doing, Customer agrees that any copyright and other proprietary notices on such manuals and other documentation will be reproduced.

j. Modification and Notice. No modifications of this Addendum shall be valid or binding on either party except by a written agreement signed by the parties hereto. All notices or other communications given or permitted hereunder shall be in writing and mailed by registered or certified mail, sent to the address first set forth as the principal place of business or such other addresses as a party shall have theretofore designated by notice in writing. Notice shall be deemed given on the date such notice is deposited in the United States mail, duly addressed, and with postage prepaid by the sending party. A copy of any notice or other communication given by State Street to Customer shall likewise be sent to:

Morgan Stanley & Co., Incorporated
General Counsel- Technology Practice Group
1221 Avenue of the Americas
New York, NY 10020

Alternative Investment Partners Absolute Return Fund
Attention: General Counsel
1221 Avenue of the Americas
New York, NY 10020

k. Injunctive Relief. In addition to any other rights and remedies available to the parties hereunder, each of State Street and the Customer hereto acknowledges and agrees that certain of its obligations to the other party hereunder are of a unique character and agrees that any breach of such obligations may result in irreparable and continuing damage to the other party for which there may be no adequate remedy in damages. Notwithstanding anything to the contrary in this Addendum, the other party may be entitled to seek injunctive relief and/or other equitable relief, and such further relief as may be proper from a court with competent jurisdiction.

l. Authorized Designees. By its execution of this Agreement, the Customer (a) confirms to State Street that it informs all Authorized Designees of the terms of this Agreement and (b) accepts responsibility for its Authorized Designees’ compliance with the terms of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:
Name: Gary L. French
Title: Senior Vice President

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:
Name: Jacqueline Dentner
Title: Vice President

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ATTACHMENT A

STATE STREET

IN~SIGHT System Product Description

In~SightSM provides information delivery and on-line access to State Street. In~SightSM allows users a single point of entry into the many views of data created by the diverse systems and applications. Reports and data from systems including Multicurrency HorizonSM, Securities Lending, Performance & Analytics can be accessed through In~SightSM. This Internet-enabled application is designed to run from a Web browser and perform well across low-speed data line or corporate high-speed backbones. In~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability. Data and reports offered through In~SightSM will continue to increase in direct proportion with the client roll out, as it is viewed as the information delivery system that will grow with our clients.

Prime-Meridian Cash ManagerSM System Product Description

State Street Prime-Meridian Cash ManagerSM is a browser-based system which allows for remote access to State Street for data retrieval in connection with Cash Reporting Services. Details regarding use of the State Street Prime-Meridian Cash ManagerSM system appear online in the User Help Guide. The customer must have its own Internet Service Provider and appropriate browser software resident at its site.

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ATTACHMENT B

Support

During the term of this Addendum, State Street agrees to provide the following on-going support services as amended from time to time by State Street:

a. Telephone Support. The Customer Designated Persons may contact State Street’s In—.-Sight Representative in Quincy, Massachusetts between the hours of 7:00 a.m. and 7:00 p.m. (EST) and in London, England between the hours of 8:00 a.m. and 6:00 p.m. (GST) on all business days for the purpose of obtaining answers to questions about the use of the System, or to report apparent problems with the System. The Customer shall provide to State Street a list of persons who shall be permitted to use the System (such persons being referred to as “the Customer Designated Persons”).

b. Technical Support. State Street will provide technical support to assist the Customer in using the System and the Data Access Services. Technical support for installation and providing training at the time of installation is subject to the fees and other terms set forth in the Fee Schedule.

c. Maintenance Support. State Street shall use commercially reasonable efforts to correct system functions that do not work according to the System Product Description as set forth on Attachment A in priority order in the next scheduled delivery release or otherwise as soon as is practicable.

d. Customer Modifications. In the event the Customer desires custom modifications in connection with its use of the System, the Customer shall make a written request to State Street providing specifications for the desired modification. Any custom modifications may be undertaken by State Street in its sole discretion and may be subject to negotiation of the Fee Schedule.

e. Limitation on Support. State Street shall have no obligation to support the Customer’s use of the System: (i) for use on any computer equipment or telecommunication facilities which does not conform to the Designated Configuration or (ii) in the event the Customer has modified the System in breach of this Addendum.

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ANNEX A

Alternative Investment Partners Absolute Return Fund
100 Front Street, Suite 1100
One Tower Bridge
West Conshohocken, PA 19428-2881
Telephone: (610) 260-7600

Morgan Stanley Investment Management Inc.
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 762-4000

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